Exhibit 99.1

NEWS RELEASE
For further information contact
Richard Preckel, 636-733-1600
MAVERICK TUBE CORPORATION ANNOUNCES PROPOSED SALE OF NOTES AND AUTHORIZATION OF SHARE REPURCHASES
ST. LOUIS, November 8, 2005 – Maverick Tube Corporation (NYSE:MVK) announced today that, subject to market conditions and other factors, it plans to offer $220 million of convertible senior subordinated notes due 2025 in a private offering. As part of the offering, Maverick will grant the initial purchaser of the notes a 30-day option, solely to cover over-allotments, to purchase up to an additional aggregate $30 million of the notes.
Pursuant to the authorization granted by Maverick’s board, Maverick intends to use the net proceeds of the offering to repurchase Maverick common stock in the open market from time to time or through private transactions, as well as to pay the costs associated with the convertible note hedge and warrant transactions described below. Maverick expects to enter into a portion of these repurchases contemporaneously with the pricing of the notes.
The notes will be convertible upon the occurrence of specified events into cash and shares of Maverick’s common stock. The notes will be subordinated to existing and future senior indebtedness and will be pari passu with our existing senior subordinated notes due 2033.
In connection with the offering, Maverick plans to enter into convertible note hedge and warrant transactions in respect of its common stock with an affiliate of the initial purchaser of the notes. These transactions are intended to reduce the potential dilution upon future conversion of the notes. The other party to such transactions has advised Maverick that it expects to enter into various over-the-counter derivative transactions and may purchase shares of Maverick’s common stock contemporaneously or shortly after the pricing of the notes. In addition, the other party may continue to purchase and may sell shares of Maverick’s common stock in secondary market transactions and may enter into or unwind over-the-counter derivative transactions following the pricing of the notes.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of the notes or the common stock issuable upon conversion of the notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful. The notes will be offered to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. The notes and the shares of common stock issuable upon conversion of the notes have not been registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States or to U.S. persons absent registration or an applicable exemption from the registration requirements.
Maverick Tube Corporation is a St. Louis, Missouri, based manufacturer of tubular products in the energy industry for exploration, production, and transmission, as well as industrial tubing products (steel electrical conduit, HSS, standard pipe, pipe piling, and mechanical tubing) used in various applications.
This news release may contain forward-looking information that is based on assumptions that are subject to numerous business risks, many of which are beyond the control of the Company. There is no assurance that such assumptions will prove to be accurate. Actual results may differ from these forward-looking statements due to numerous factors, including those described under “Risk Factors” and elsewhere in Maverick’s Form 10-K for its year ended December 31, 2004.